CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our reports dated July 23, 2008, accompanying the financial statements of Van Kampen Focus Portfolios Insured Income Trust, Series 78 and Van Kampen Focus Portfolios Insured Income Trust, Intermediate Series 79 as of March 31, 2008, and for each of the three years in the period then ended and the financial highlights for each of the five years in the period ended March 31, 2008, contained in this Post-Effective Amendment No. 7 to Form S-6 (File No. 333-57654) and Prospectuses.

   We hereby consent to the use of the aforementioned reports in this Post-Effective Amendment and Prospectuses and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                               GRANT THORNTON LLP

New York, New York
July 23, 2008